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                                    EXHIBIT 5

                            [FROST BROWN TODD LOGO]

                      kentucky - Ohio - Indiana - Tennessee

                                Alan K. MacDonald
                                 (502) 568-0277
                              amacdonald@fbtlaw.com

June 29, 2004


Res-Care, Inc.
10140 Linn Station Road
Louisville, KY  40223-3813

      Re: Amended and Restated 2000 Non-employee Directors Stock Ownership Incentive Plan

Ladies and Gentlemen:

      We have acted as counsel to Res-Care, Inc., a Kentucky corporation (the "Company"), in connection with the registration of 100,000 shares (the "Shares") of the Company's common stock pursuant to the Form S-8 Registration Statement filed by the Company under the Securities Act of 1933, as amended, to which this opinion is an exhibit. The Shares are being registered following the approval by the Company's shareholders of an amendment to the Company's 2000 Non-employee Directors Stock Ownership Incentive Plan (the "2000 Plan") to increase the number of shares authorized for issuance under the 2000 Plan from 100,000 to 200,000 shares. The 100,000 shares originally authorized for issuance under the 2000 Plan were registered on the Company's Form S-8 Registration Statement (Reg. No. 333-50726) dated November 27, 2000.

      As counsel, we have examined originals, or copies certified to our satisfaction, of the 2000 Plan, the Company's Articles of Incorporation and Bylaws, such agreements, certificates and other statements of government officials and corporate officers and representatives, and other documents as we have deemed relevant and necessary as a basis for our opinion. In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

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      Based upon and subject to the foregoing, we are of the opinion that the
Shares have been duly and validly authorized for issuance in accordance with the terms of the 2000 Plan, and when the Shares are issued, delivered and paid for, in accordance with the terms of the 2000 Plan, they will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.


                                              Very truly yours,

                                              /s/ Alan K. MacDonald

                                              FROST BROWN TODD LLC
                                              Alan K. MacDonald, Member


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